EXHIBIT 99.01

Chegg Reports Strong Q1 2017 Financial Results and Raises Full Year Guidance
Chegg Services set a Quarterly Record for Subscribers Up 51% Over Last Year

SANTA CLARA, Calif., May 1, 2017 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended March 31, 2017.

“We exceeded our expectations for revenue and profitability driven by continued strong growth in Chegg Services, which just recorded its first million-plus subscriber quarter,” said Dan Rosensweig, Chairman and CEO of Chegg.  “It’s an exciting time for us as more students are turning to Chegg and using more of our services more often and engaging with each one for longer periods of time. This momentum gives us the confidence to raise our guidance for 2017.”

Q1 2017 Highlights:

•	Total Net Revenues of $62.6 million, a decrease of 6% year-over-year

•	Total Net Revenues to Non-GAAP Total Net Revenues growth increased 34% year-over-year *

•	Chegg Services Revenues grew 61% year-over-year to $41.0 million, or 66% of total net revenues compared to 38% in Q1 2016

•	Net Loss was $6.4 million

•	Non-GAAP Net Income was $5.7 million

•	Adjusted EBITDA was $9.5 million

•	1.1 million: number of Chegg Services subscribers

•	99 million: total Chegg Study content views

Our total net revenues are comprised of two revenue streams: (1) Chegg Services revenues, which includes Chegg Study, Chegg Tutors, our writing tools service, Enrollment Marketing, Brand Partnership, Internships, and Test Prep; and (2) Required Materials revenues, which includes commission revenues from Ingram Content Group (Ingram) and textbook publishers, and the rental and sale of eTextbooks.

* Chegg presents non-GAAP total net revenues as total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram was complete and the revenues from print textbook business were entirely commission-based. Chegg completed its transition to Ingram and to provide a more meaningful comparison of Chegg's total net revenues for the first quarter of 2017, Chegg has presented the year-over-year percentage against non-GAAP total net revenues for the same period in 2016.

For more information about non-GAAP total net revenues, non-GAAP net income (loss), and adjusted EBITDA and a reconciliation of non-GAAP total net revenues to total net revenues, non-GAAP net income (loss), to net (loss) income, and adjusted EBITDA to net (loss) income, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Business Outlook:

Second Quarter 2017

•	Total Net Revenues in the range of $52 million to $54 million

•	Chegg Services Revenues in the range of $42 million to $44 million

•	Gross Margin between 68% to 70%

•	Adjusted EBITDA in the range of $7 million to $9 million

Full Year 2017

•	Total Net Revenues in the range of $235 million to $240 million

•	Chegg Services Revenues in the range of $175 million to $180 million

•	Gross Margin greater than 65%

•	Adjusted EBITDA in the range of $38 million to $40 million

•	Capital Expenditures in the range of $20 million to $25 million

•	Free Cash Flow in the range of $15 million to $20 million

For more information about the use of non-GAAP measures, a reconciliation of adjusted EBITDA to net loss for the second quarter 2017 and full year 2017 and a reconciliation of free cash flow to cash provided by operating activities for the full year 2017, see the sections of the press release titled “Use of Non-GAAP Measures”, “Reconciliation of Forward Looking Net Loss to EBITDA and Adjusted EBITDA” and "Reconciliation of Forward Looking Net Cash Provided by Operating Activities to Free Cash Flow."

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you Tracey and welcome everyone. 2017 has started out very strong. Through great execution we continue to see excellent momentum in our business. We are extraordinarily happy with our financial results and equally pleased in the relationships and engagement we are building with students who are using more of our services more often than ever.

We set out three priorities for the year and the team is executing across all of them.

First is to hit our financial objectives, and in a few minutes Andy will walk you through our financial results as well as our raised expectations for the year.

Second, we said we would focus on improving our existing services and expanding those opportunities even further. And we believe our investments in Chegg Study, Chegg Writing, and Chegg Tutors are making a big TAM even bigger, while our subscribers and engagement growth are daily indicators of just how much students value what we offer them.

Because we see the education category only getting larger, our third priority, is to invest in new services that leverage the Student Graph, and we are continuing to make important investments in our data platform with an increased focus on Internships and Careers. We are very excited about these investments because they help reconnect the critical link between learning and earning. If we can help students make better education choices, save them money, get better grades, develop career skills, find them an internship and ultimately land them the job they want, we believe that Chegg will become the indispensable student brand with millions of deep customer relationships spanning a decade or more.

What’s increasingly evident is that our strategy of delivering direct-to-the-student, high quality, low-cost, educational products and services that are online, on demand, personalized, and backed by human help is the future of education. It’s an enormous industry that represents 7% of our GDP and engages about 15% of the entire US population. It’s under tremendous and increasing pressure right now: from students, governments, administrators, parents, taxpayers and others. Most importantly, we know through our interactions with students that they have never felt more stressed, never needed more help, and it’s never been more clear that the relationship between an education and a good job is increasingly important. And our subscriber and engagement metrics demonstrate that there is a strong connection between what Chegg offers and what students want and need.

So let me give you a little more color on our three core Chegg Services, starting, of course, with Chegg Study, which we believe is already the largest direct-to-student subscription learning service and the center of Chegg’s business flywheel. What we continue to see only reinforces our belief that the more we invest in Chegg Study, the bigger the TAM gets, and the more valuable the services becomes to students. Today, our catalog of proprietary content now includes over 26,000 ISBNs which represents more than 6 million unique solution sets. Building on our advantage, we added about 75,000 new and unique solution sets in Q1. We also continue to see a dramatic expansion of our proprietary expert Q&A network, which already has more than 9 million questions asked and answered, meaning students often find what they need almost instantly. And it just keeps growing as students asked and our experts answered over 1 million new questions in the first quarter alone, an increase of 44% year-over-year. To spotlight our engagement and to show just how valuable a tool Chegg Study has become for modern students, our subscribers also engaged with a record number of content views in the quarter - almost 100 million - which is an increase of more than 60% year-over-year.

A year ago, almost to the day, we significantly expanded the reach and capabilities of our connected learning platform with the acquisition of Imagine Easy, which continues to exceed our expectations. What we saw then and continue to see now is a student body that desperately needs writing help. 25% of all students require remedial writing instruction at an estimated cost of more than $3 billion dollars annually. And it isn’t just an academic problem, as 73% of hiring managers overwhelmingly agree that recent grads lack proficiency in written communications. So we see a huge opportunity here because we think we can change the outcomes for literally millions of students by teaching them how to write more effectively. In 2016, over 30 million unique visitors came to Chegg for writing assistance, and as an integrated part of the Student Graph, we are continually investing in, expanding, and improving the service on behalf of those students, which is exemplified by the 30% year-over-year growth in the number of citations created by students on our connected learning platform.

As an ongoing example of how the connections made on our platform work to the benefit of both students and investors, Chegg Study is continuing to drive about half of Chegg Tutors’ paying customers. The reason for this is simple: through Chegg Study, we’re able to know when a student is online, when they are studying, when they need help, the subjects they’re on, the actual page or question they are stuck on, and from there, our data science consistently matches them to the right tutor within five minutes on average. We believe that this is something no other company can do. And these students are more engaged than ever, receiving lessons in now more than 175 subjects in the quarter with average lesson hours per student increasing about 5% year over year. And we’re not done, as you will see in the second half of this year, we plan to closely integrate Chegg Tutors into Chegg Writing so that students can immediately connect to someone with the skills, availability, and relevant context to help them right now. And just as our early investments in Chegg Study are being validated today, we believe Chegg Tutors is also on the right side of the technology curve. We see the fullness of the opportunity as globally delivering on-demand, live human help from experts in any subject, at any time, in any language, and at an affordable price.

Chegg’s strategy has always been to put the student first. We see the Education industry at an inflection point. Students are demanding change. They want education to be more affordable, more relevant, more personalized, and with a closer relationship between the curriculum and their careers. And they want to be able to access that education at any time through any format. As an all-digital business focused on the needs of the students, we believe that we are very well-positioned at the center of these trends, which are becoming more powerful tailwinds for our business.

And with that, I will turn it over to Andy. Andy?

Prepared Remarks - Andy Brown, CFO Chegg, Inc.
Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the first quarter, as well as our outlook for 2017.

Chegg has had a great start to the year and we are really excited about the momentum we see in our business. The investments we are making in our platform of services, brand and student graph, as well as our strong execution, are paying off as our revenue and adjusted EBITDA came in above the high-end of our expectations, which gives us confidence to increase our full year guidance.

Total revenue in the quarter was $62.6 million, driven by Chegg Services revenue growth of 61%. We continued to see strong subscriber growth and engagement, with growth rates similar to what we experienced in 2016, but on top of a much larger user base.

Gross margins of 66% were higher than expected, resulting from higher topline growth and increased synergies from Chegg Services. Notably, much of the increased revenue goes straight to the gross margin line, as services like Chegg Study and our Writing Tools have a relatively fixed cost structure. Therefore, as these services grow and achieve scale, we expect our margins will continue to increase.

In Q1, our non-GAAP operating expenses grew 15% year-over-year, while revenue grew 34%, yielding significant leverage, which led to an adjusted EBITDA of $9.5 million, more than 30% above the high-end of our expectations demonstrating the leverage and impact of our all digital model and notably, this represents the first profitable quarter, first profitable Q1, on an adjusted EBITDA basis, in the company’s history.

Looking at the balance sheet, we ended the quarter with cash of $70 million and as expected we completed the liquidation of the remainder of our textbook library during the quarter, completing our transition to an all-digital business.

Based on the strength of our performance in Q1 and the momentum we see in the business, we have increased our financial outlook for the year.

For the full year of 2017 we now expect:

•	Total revenue between $235 and $240 million, with Chegg Services revenue between $175 and $180 million.

•	Gross margin greater than 65%.

•	Adjusted EBITDA between $38 and $40 million, almost doubling from what we achieved in 2016.

•	CapEx between $20 and 25 million.

•
And free cash flow will remain between $15 to20 million. And we anticipate our year end cash balance to be approximately $80 million, which includes $24 million in acquisition related payments to Imagine Easy Solutions we expect during the year.

For Q2 2017 we expect:

•	Total revenue between $52 and $54 million, with

•	Chegg Services revenue between $42 and $44 million.

•	Gross margin between 68% and 70%.

•	And adjusted EBITDA between $7 and $9 million.

In closing, Q1 has been a great start to the year. We continued our strong execution and delivered above the high-end of our expectations. As a result, we have increased our outlook for 2017 and have greater confidence in reaching our long-term model of approximately 30% growth for Chegg Services revenue, approximately 25% adjusted EBITDA margin and we now believe gross margin will be greater than 65% for the foreseeable future.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on May 1, 2017, until 8:59 p.m. Pacific Daylight Time on May 8, 2017, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13659999. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP total net revenues, non-GAAP operating expenses and margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP weighted average shares, non-GAAP net income (loss) per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges (credits), and other (expense) income, net, (2) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business, (3) non-GAAP income (loss) from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs, (4) non-GAAP income (loss) from operations margin as non-GAAP income (loss) from operations divided by total net revenues, (5) non-GAAP net income (loss) as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs, (6) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants, (7) non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) divided by non-GAAP weighted average shares outstanding and (8) free cash flow as net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

During 2015 and 2016, Chegg was in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its print textbook business to Ingram. During the transition, Chegg reported print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Upon completion of the transition, all revenues from print textbook business transactions now represent an approximate 20% commission earned. Our transition to a fully commission-based model with Ingram completed in November 2016. The non-GAAP revenue adjustments present historical total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the changes to its business model by facilitating period over period revenues comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges (credits).

Restructuring charges (credits) primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, expenses related to the exit of Chegg’s print coupon business, and our strategic partnership with the National Research Center for College & University Admissions. These restructuring charges (credits) are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges (credits) from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy acquisition, and (2) the remaining pay-out related to the Bookstep acquisition. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

In addition to the non-GAAP financial measures discussed above, Chegg also uses free cash flow. Free cash flow represents net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of textbooks, property, buildings, and equipment, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg’s momentum, Chegg’s expectation that adding content and subjects will increase its opportunity, Chegg’s expectation that it will have more paying subscribers to Chegg Services than textbook customers in 2017, on-demand human help as one of the biggest opportunities in the education space, Chegg’s expectation that students will leverage online tools more in the future, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the impact of Chegg’s acquisition of Imagine Easy Solutions; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; Chegg’s and Ingram’s ability to manage Ingram's textbook library; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2017, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	March 31, 2017	December 31, 2016
Assets	(unaudited)	*
Current assets
Cash	$70,294	$77,329
Accounts receivable, net of allowance for doubtful accounts of $190 and $436 at March 31, 2017 and December 31, 2016, respectively	8,787	10,451
Prepaid expenses	8,197	2,579
Other current assets	16,637	21,014
Total current assets	103,915	111,373
Textbook library, net	—	2,575
Property and equipment, net	36,778	35,305
Goodwill	116,239	116,239
Intangible assets, net	19,345	20,748
Other assets	4,699	4,412
Total assets	$280,976	$290,652
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,261	$5,175
Deferred revenue	18,106	14,836
Accrued liabilities	41,005	44,319
Total current liabilities	62,372	64,330
Long-term liabilities
Total other long-term liabilities	4,542	4,383
Total liabilities	66,914	68,713
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 94,244,990 and 91,708,839 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	94	92
Additional paid-in capital	591,774	593,351
Accumulated other comprehensive loss	(77)	(176)
Accumulated deficit	(377,729)	(371,328)
Total stockholders' equity	214,062	221,939
Total liabilities and stockholders' equity	$280,976	$290,652

* Derived from audited consolidated financial statements as of and for the year ended December 31, 2016.

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenues:
Rental	$—	$14,564
Services	62,602	39,752
Sales	—	12,338
Total net revenues	62,602	66,654
Cost of revenues(1):
Rental	—	13,513
Services	21,396	13,875
Sales	—	11,535
Total cost of revenues	21,396	38,923
Gross profit	41,206	27,731
Operating expenses(1):
Technology and development	19,302	16,958
Sales and marketing	15,964	14,446
General and administrative	15,342	12,666
Restructuring charges (credits)	900	(44)
Gain on liquidation of textbooks	(4,766)	(1,005)
Total operating expenses	46,742	43,021
Loss from operations	(5,536)	(15,290)
Interest expense and other (expense) income, net:
Interest expense, net	(19)	(60)
Other (expense) income, net	(199)	65
Total interest expense and other (expense) income, net	(218)	5
Loss before provision for income taxes	(5,754)	(15,285)
Provision for income taxes	647	400
Net loss	$(6,401)	$(15,685)
Net loss per share, basic and diluted	$(0.07)	$(0.18)
Weighted average shares used to compute net loss per share, basic and diluted	92,830	89,118

(1) Includes share-based compensation expense as follows:
Cost of revenues	$67	$28
Technology and development	3,241	4,126
Sales and marketing	1,126	1,893
General and administrative	3,844	5,223
Total share-based compensation expense	$8,278	$11,270

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(6,401)	$(15,685)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Textbook library depreciation expense	—	4,496
Other depreciation and amortization expense	4,389	2,577
Share-based compensation expense	8,278	11,270
Gain on liquidation of textbooks	(4,766)	(1,005)
Loss from write-offs of textbooks	314	224
Other non-cash items	(46)	23
Change in assets and liabilities:
Accounts receivable	1,947	2,161
Prepaid expenses and other current assets	(1,241)	(16,816)
Other assets	(287)	258
Accounts payable	(1,139)	(1,609)
Deferred revenue	3,270	11,798
Accrued liabilities	(3,743)	(16,760)
Other liabilities	260	(165)
Net cash provided by (used in) operating activities	835	(19,233)
Cash flows from investing activities
Purchases of textbooks	—	(442)
Proceeds from liquidations of textbooks	6,943	6,120
Purchases of marketable securities	—	(7,633)
Proceeds from sale of marketable securities	—	550
Maturities of marketable securities	—	6,244
Purchases of property and equipment	(4,770)	(4,800)
Acquisition of business	(188)	—
Net cash provided by investing activities	1,985	39
Cash flows from financing activities
Common stock issued under stock plans, net	2,763	—
Payment of taxes related to the net share settlement of RSUs	(12,618)	(6,331)
Net cash used in financing activities	(9,855)	(6,331)
Net decrease in cash and cash equivalents	(7,035)	(25,525)
Cash and cash equivalents, beginning of period	77,329	67,029
Cash and cash equivalents, end of period	$70,294	$41,504

Supplemental cash flow data:
Cash paid during the period for:
Interest	$30	$19
Income taxes	$388	$402
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$2,022	$2,310

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net loss	$(6,401)	$(15,685)
Interest expense, net	19	60
Provision for income taxes	647	400
Textbook library depreciation expense	—	4,496
Other depreciation and amortization expense	4,389	2,577
EBITDA	(1,346)	(8,152)
Textbook library depreciation expense	—	(4,496)
Share-based compensation expense	8,278	11,270
Other expense (income), net	199	(65)
Restructuring charges (credits)	900	(44)
Acquisition-related compensation costs	1,500	988
Adjusted EBITDA	$9,531	$(499)

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Total net revenues	$62,602	$66,654
Adjustment as if transition to Ingram is complete	—	(19,855)
Non-GAAP total net revenues	$62,602	$46,799

Operating expenses	$46,742	$43,021
Share-based compensation expense	(8,211)	(11,242)
Amortization of intangible assets	(1,403)	(628)
Restructuring (charges) credits	(900)	44
Acquisition-related compensation costs	(1,500)	(988)
Non-GAAP operating expenses	$34,728	$30,207

Operating expenses as a percent of total net revenues	74.7%	64.5%
Non-GAAP operating expenses as a percent of total net revenues	55.5%	45.3%

Loss from operations	$(5,536)	$(15,290)
Share-based compensation expense	8,278	11,270
Amortization of intangible assets	1,403	628
Restructuring charges (credits)	900	(44)
Acquisition-related compensation costs	1,500	988
Non-GAAP income (loss) from operations	$6,545	$(2,448)

Net loss	$(6,401)	$(15,685)
Share-based compensation expense	8,278	11,270
Amortization of intangible assets	1,403	628
Restructuring charges (credits)	900	(44)
Acquisition-related compensation costs	1,500	988
Non-GAAP net income (loss)	$5,680	$(2,843)

Weighted average shares used to compute net loss per share	92,830	89,118
Effect of dilutive options, restricted stock units and warrants	6,944	—
Non-GAAP weighted average shares used to compute non-GAAP net income (loss) per share	99,774	89,118

Net loss per share	$(0.07)	$(0.18)
Adjustments	0.13	0.15
Non-GAAP net income (loss) per share	$0.06	$(0.03)

CHEGG, INC.
RECONCILIATION OF FORWARD LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30, 2017	Year Ended December 31, 2017
	*	*
Net loss	$(7,500)	$(24,400)
Interest expense, net	—	100
Provision for income taxes	500	1,800
Other depreciation and amortization expense	4,800	19,200
EBITDA	(2,200)	(3,300)
Share-based compensation expense	8,500	35,000
Other expense, net	100	300
Restructuring charges	100	1,000
Acquisition-related compensation costs	1,500	6,000
Adjusted EBITDA	$8,000	$39,000

* Adjusted EBITDA guidance for the three months ended June 30, 2017 and year ended December 31, 2017 represents the midpoint of the range of $7 million to $9 million and $38 million to $40 million, respectively.

CHEGG, INC.
RECONCILIATION OF FORWARD LOKING NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

Year Ended December 31, 2017
*
Net Cash Provided by Operating Activities	$33,057
Purchases of textbooks	—
Proceeds from liquidations of textbooks	6,943
Purchases of property and equipment	(22,500)
Free Cash Flow	$17,500

* Purchases of property and equipment and free cash flow guidance for the year ended December 31, 2017 represents the midpoint of the range of $20 million to $25 million and $15 million to $20 million, respectively.